Exhibit 99.1

SeaWorld Entertainment, Inc. Reports Second Quarter and First Six Months 2020 Results

ORLANDO, FL, Aug. 10, 2020 - SeaWorld Entertainment, Inc. (NYSE: SEAS), a leading theme park and entertainment company, today reported its financial results for the second quarter and first six months of fiscal year 2020.

Second Quarter 2020 Highlights

•	Attendance was 0.3 million guests, a decline of 6.2 million guests from the second quarter of 2019.
•	Total revenue was $18.0 million, a decline of $388.0 million from the second quarter of 2019.
•	Net loss was $131.0 million, a decline of $183.7 million from the second quarter of 2019.
•	Adjusted EBITDA[1] was a loss of $53.8 million, a decline of $203.5 million from the second quarter of 2019.

First Six Months 2020 Highlights

•	Attendance was 2.6 million guests, a decline of 7.2 million guests from the first six months of 2019.
•	Total revenue was $171.6 million, a decline of $455.0 million from the first six months of 2019.
•	Net loss was $187.5 million, a decline of $203.2 million from the first six months of 2019.
•	Adjusted EBITDA was a loss of $84.7 million, a decline of $250.8 million from the first six months of 2019.

Other Highlights

•	On April 30, 2020, the Company closed on a $227.5 million private offering of 8.75% first-priority senior secured notes.
•

As of June 30, 2020, the Company had approximately $376 million of cash and cash equivalents on its balance sheet compared to a balance of approximately $400 million as of April 30, 2020, calculating to an average monthly net cash outflow of approximately $12 million per month.

•

On July 29, 2020, the Company amended its credit agreement to, among other things, further revise its financial covenant to suspend testing of the covenant through 2021 and modify the testing of the covenant in 2022.

•	On August 5, 2020, the Company closed on a $500.0 million private offering of 9.50% second-priority senior secured notes.
•

Adjusted for the gross proceeds of the notes offering and related transactions, as of June 30, 2020, the Company would have had approximately $565 million of cash and cash equivalents on the balance sheet and $311 million available on its revolving credit facility resulting in total liquidity of $876 million.

•

As of August 10, 2020, nine of the Company’s twelve parks (including all five of its parks in Florida, its two parks in Texas, its park in Pennsylvania and one of its two parks in Virginia) have reopened with capacity limitations, reduced hours of operation and / or limited operating days.

•	In the second quarter of 2020, the Company helped rescue over 430 animals and surpassed 37,200 total rescues over its history.

“I am extremely proud of our team’s performance during this unprecedented and challenging time,” said Marc Swanson, Interim Chief Executive Officer of SeaWorld Entertainment, Inc. “Together, we have taken significant actions to reduce our costs, carefully manage our cash flows, fortify our balance sheet and liquidity position, implement enhanced health and safety protocols for our employees, guests and animals and successfully re-open and welcome guests back to nine of our twelve parks.”

“We are pleased with the feedback we have received from guests who have returned to our parks and with our ability to generate positive cash flow from these reopened parks at reduced attendance levels,” continued Swanson.  “While cautious, we are also encouraged by the improving trends we are seeing in our parks as we carefully reintroduce and reinvent events, entertainment offerings and other in-park experiences, ramp up our marketing efforts and add operating days and operating hours.  We are also seeing some positive indicators with growth in our pass base led by our open parks since the end of May and our 2021 bookings at our Discovery Cove park up significantly compared to 2020 bookings at the same time last year.”

“With the completion of our recent notes offering and covenant adjustment, we have significantly strengthened our balance sheet and liquidity position – providing us enhanced operating flexibility, the ability to continue to make long-term investments in our business and the capacity to take advantage of strategic opportunities that may arise from market dislocations.”

[1]

This earnings release includes Adjusted EBITDA and Free Cash Flow which are metrics that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See “Statement Regarding Non-GAAP Financial Measures” section and the financial statement tables for the definitions of Adjusted EBITDA and Free Cash Flow and the reconciliation of these measures for historical periods to their respective most comparable financial measures calculated in accordance with GAAP.

“I want to thank our ambassadors, our guests and loyal pass holders, and our financial and operating partners for their support and understanding over the past several months as we have all navigated this extraordinary time.  Our business model is flexible and resilient; while the future remains uncertain today, we feel very well positioned – with the right assets, team, balance sheet/liquidity - to navigate through this storm and emerge an even stronger and more profitable business.  We continue to have great confidence in our long-term strategy and sincerely look forward to fully opening all of our parks and driving improved operating and financial results and long-term value for all stakeholders,” concluded Swanson.

The Company’s second quarter financial results were significantly impacted by the global COVID-19 pandemic.  As previously announced, from March 16, 2020 to June 5, 2020, all of its parks were closed. Starting on June 6, the Company began the process of re-opening some of its parks beginning in Texas and then in Florida and by the end of the second quarter, seven of its 12 parks were operating with limited capacity, limited hours and/or limited days.  Due to the park closures, the Company’s second quarter of 2020 had a total of seven parks partially open with 98 operating days compared to a total of twelve parks fully open with 861 operating days in the second quarter of 2019.

Attendance since the parks reopened in June has been impacted by capacity limitations due to COVID-19 social distancing guidelines, fewer operating days per week versus the prior year, limited marketing spend and a limited events line-up. Despite these limitations, total park attendance at parks that have been open for at least 30 days, has increased 15% on a same park basis from the week ended June 28 (the first full week these parks were open) to the week ended August 2.  The Company believes attendance trends compared to prior year will continue to strengthen as it re-introduces special events, interactive experiences and other in-park offerings, which were temporarily suspended, and thoughtfully ramps up marketing spend.

The Company’s Discovery Cove park, which accepts reservations up to 18 months in advance, is showing strong 2021 bookings and significantly outpacing prior year to date.  In particular, 2021 forward bookings for Discovery Cove as of August 6, 2020 are 176% higher than 2020 bookings as of the same time one year ago.

The Company does not have an opening date for its SeaWorld San Diego park but is in regular contact with state and local authorities and sincerely looks forward to opening in San Diego and welcoming back its guests as soon as it’s safe and permitted to do so.  The Company does not currently plan to open its Aquatica waterpark near San Diego or its Water Country USA waterpark in Williamsburg this year.

Second Quarter 2020 Results

In the second quarter of 2020, the Company hosted approximately 0.3 million guests, generated total revenues of $18.0 million, net loss of $131.0 million and an Adjusted EBITDA loss of $53.8 million. Net loss includes approximately $3.9 million of incremental pre-tax expenses associated with park re-opening costs due to the global COVID-19 pandemic.  Net income in 2019 includes approximately $4.3 million of pre-tax expenses associated with an equity transaction and approximately $0.1 million of pre-tax expenses associated with restructuring and other separation-related costs.

The decrease in attendance in the second quarter was due to the impact of the COVID-19 related park closures during the quarter.   The decline in total revenue was primarily a result of a decrease in attendance partially offset by improved in-park per capita spending (defined as food, merchandise and other revenue divided by total attendance) and an increase in admission per capita (defined as admissions revenue divided by total attendance). Admission per capita increased primarily due to the realization of higher prices across admission products, partially offset by the net impact of attendance mix related to higher pass attendance when compared to the prior year period. In-park per capita spending increased primarily due to greater sales of certain in-park products and higher realized prices and fees, partially offset by reduced in-park offerings during the quarter. Adjusted EBITDA was negatively impacted by a decrease in total revenue partially offset by a decrease in operating expenses and selling, general and administrative expenses and the realization of cost savings initiatives. The decrease in operating expenses largely results from a reduction in labor-related costs due primarily to the COVID-19 temporary park closures. Operating expenses also declined due to a reduction in nonessential operating costs which were deferred or eliminated due to the park closures as well as cost savings and efficiency initiatives. Selling, general and administrative expenses decreased primarily due to a reduction in marketing and media related costs due to the COVID-19 temporary park closures as well as cost savings and efficiency initiatives.

	Three Months Ended June 30,		Change
	2020	2019	%
(In millions, except per share and per capita amounts)
Total revenues	$18.0	$406.0	(95.6%)
Net (loss) income	$(131.0)	$52.7	NM
(Loss) earnings per share, diluted	$(1.68)	$0.64	NM
Adjusted EBITDA	$(53.8)	$149.7	NM
Net cash (used in) provided by operating activities	$(27.6)	$129.7	NM
Attendance	0.3	6.5	(95.8%)
Total revenue per capita	$66.27	$62.82	5.5%
Admission per capita	$35.94	$35.25	2.0%
In-Park per capita spending	$30.33	$27.57	10.0%

First Six Months 2020 Results

In the first six months of 2020, the Company hosted approximately 2.6 million guests and generated total revenues of $171.6 million, net loss of $187.5 million and an Adjusted EBITDA loss of $84.7 million. Net loss in the first six months of 2020 includes approximately $12.5 million of insurance proceeds related to a legal settlement gain as previously disclosed and $3.9 million of incremental pre-tax expenses associated with park re-opening costs due to the global COVID-19 pandemic. Net income in the first six months of 2019 includes approximately $4.3 million of pre-tax expenses associated with an equity transaction and $2.6 million of pre-tax expenses associated with severance and other separation-related costs.

The decrease in attendance was due to the impact of the COVID-19 related park closures during the period.  The decline in total revenue was primarily a result of a decrease in attendance partially offset by an increase in admission per capita.  In-park per capita spending was relatively flat. Admission per capita increased primarily due to the realization of higher prices, partially offset by the net impact of attendance mix when compared to the prior year period. Adjusted EBITDA was negatively impacted by a decrease in total revenue partially offset by a decrease in operating and selling, general and administrative expenses along with the realization of cost savings and efficiency initiatives. The decrease in operating expenses largely results from a reduction in labor-related costs due primarily to the COVID-19 temporary park closures, a reduction in other nonessential operating costs which were deferred or eliminated due to the park closures and the impact of cost savings and efficiency initiatives. Selling, general and administrative expenses primarily decreased due to a reduction in marketing and media related costs due to the COVID-19 temporary park closures and the impact of cost savings and efficiency initiatives.

	Six Months Ended June 30,		Change
	2020	2019	%
(In millions, except per share and per capita amounts)
Total revenues	$171.6	$626.6	(72.6%)
Net (loss) income	$(187.5)	$15.6	NM
(Loss) earnings per share, diluted	$(2.40)	$0.19	NM
Adjusted EBITDA	$(84.7)	$166.1	NM
Net cash (used in) provided by operating activities	$(68.3)	$167.4	NM
Attendance	2.6	9.8	(73.6%)
Total revenue per capita	$66.22	$63.92	3.6%
Admission per capita	$38.70	$36.39	6.3%
In-Park per capita spending	$27.52	$27.53	(0.0%)

Liquidity Update

As of June 30, 2020, the Company’s cash and cash equivalents balance was approximately $376 million, compared to a balance of approximately $400 million as of April 30, 2020, which calculates to an average monthly net cash outflow of approximately $12 million per month.

Adjusted for the gross proceeds of the notes offering announced by the Company on July 29, 2020 and related transactions, as of June 30, 2020, the Company would have had approximately $565 million of cash and cash equivalents on the balance sheet and $311 million available on its revolving credit facility resulting in total liquidity of $876 million.

Conference Call

The Company will hold a conference call today, Monday, August 10, 2020 at 9 a.m. Eastern Time to discuss its second quarter financial results. The conference call will be broadcast live on the Internet and the release and conference call can be accessed via the Company’s website at www.SeaWorldInvestors.com.  For those unable to participate in the live webcast, a replay will be available beginning at approximately 12 p.m. Eastern Time on August 10, 2020 under the “Events & Presentations” tab of www.SeaWorldInvestors.com. The webcast replay will be available until the Company’s third quarter 2020 earnings conference call.

A replay of the call can also be accessed telephonically from 12 p.m. Eastern Time on August 10, 2020 through 11:59 p.m. Eastern Time on August 17, 2020 by dialing (877) 344-7529 from anywhere in the U.S., (855) 669-9658 from anywhere in Canada, or (412) 317-0088 from international locations, and entering conference code 10146383.

Statement Regarding Non-GAAP Financial Measures

This earnings release and accompanying financial statement tables include several supplemental non-GAAP financial measures, including Adjusted EBITDA and Free Cash Flow. Adjusted EBITDA and Free Cash Flow are not recognized terms under GAAP, should not be considered in isolation or as a substitute for a measure of financial performance or liquidity prepared in accordance with GAAP and are not indicative of net income or loss or net cash provided by operating activities as determined under GAAP. Adjusted EBITDA, Free Cash Flow and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate a company’s financial performance or liquidity. Adjusted EBITDA and Free Cash Flow, as presented, may not be comparable to similarly titled measures of other companies due to varying methods of calculation.

Management believes the presentation of Adjusted EBITDA is appropriate as it eliminates the effect of certain non-cash and other items not necessarily indicative of a company’s underlying operating performance. Management uses Adjusted EBITDA in connection with certain components of its executive compensation program. In addition, investors, lenders, financial analysts and rating agencies have historically used EBITDA-related measures in the Company’s industry, along with other measures, to estimate the value of a company, to make informed investment decisions and to evaluate companies in the industry. The presentation of Adjusted EBITDA also provides additional information to investors about the calculation of, and compliance with, certain covenants in the Company’s Senior Secured Credit Facilities. Adjusted EBITDA is a material component of these covenants.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company providing experiences that matter, and inspiring guests to protect animals and the wild wonders of our world. The Company is one of the world’s foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The Company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The Company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld® rescue team has helped more than 37,000 animals in need over the Company’s history.  SeaWorld Entertainment, Inc. owns or licenses a portfolio of recognized brands including SeaWorld®, Busch Gardens®, Aquatica®, Sesame Place® and Sea Rescue®. Over its more than 60-year history, the Company has built a diversified portfolio of 12 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection. The Company’s theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the Company’s press releases, SEC filings and other notices by e-mail by registering at that website.

Forward-Looking Statements

In addition to historical information, this press release contains statements relating to future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of the federal securities laws. The Company generally uses the words such as “might,” “will,” “may,” “should,” “estimates,” “expects,” “continues,” “contemplates,” “anticipates,” “projects,” “plans,” “potential,” “predicts,” “intends,” “believes,” “forecasts,” “future,” “guidance,” “targeted,” “goal” and variations of such words or similar expressions in this press release and any attachment to identify forward-looking statements. All statements, other than statements of historical facts included in this press release, including statements concerning plans, objectives, goals, expectations, beliefs, business strategies, future events, business conditions, results of operations, financial position, business outlook, earnings guidance, business trends and other information are forward-looking statements. The forward-looking statements are not historical facts, and are based upon current expectations, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond management’s control. All expectations, beliefs, estimates and projections are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, estimates and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

These forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond management’s control, that could cause actual results to differ materially from the forward-looking statements contained in this press release, including among others: COVID-19 and its impact on the length of time the Company’s parks will be required to remain closed or with limited capacity and the impact of these or other potential closures on the Company and its stakeholders, complex federal and state regulations governing the treatment of animals, which can change, and claims and lawsuits by activist groups; activist and other third-party groups and/or media can pressure governmental agencies, vendors, partners, and/or regulators, bring action in the courts or create negative publicity about us; factors beyond the Company’s control adversely affecting attendance and guest spending at its theme parks, including, but not limited to, weather, natural disasters, foreign exchange rates, consumer confidence, the potential spread of travel-related health concerns including pandemics and epidemics, travel related concerns, and governmental actions; incidents or adverse publicity concerning the Company’s theme parks, the theme park industry or zoological facilities; a decline in discretionary consumer spending or consumer confidence; risks affecting the States of Florida, California and Virginia which generate a significant portion of the Company’s revenues such as natural disasters, severe weather and travel-related disruptions or incidents; inability to compete effectively in the highly competitive theme park industry; animal exposure to infectious disease; high fixed cost structure of theme park operations; changing consumer tastes and preferences; cyber security risks and failure to maintain the integrity of internal or guest data; technology interruptions or failures that impair access to the Company’s websites or information technology systems; increased labor costs, including minimum wage increases, and employee health and welfare benefits; adverse litigation judgments or settlements; inability to protect the Company’s intellectual property or the infringement on intellectual property rights of others; the loss of licenses and permits required to exhibit animals or the violation of laws and regulations; loss of key personnel; unionization activities or labor disputes; inability to meet workforce needs; risks associated with the Company’s cost optimization program, capital allocation plans, share repurchases, acquisitions or other strategic initiatives and financing transactions; inability to maintain certain commercial licenses; inadequate insurance coverage; inability to purchase or contract with third party manufacturers for rides and attractions or construction delays; environmental regulations, expenditures and liabilities; suspension or termination of any of the Company’s business licenses, including by legislation at federal, state or local levels; delays, restrictions or inability to obtain or maintain permits; financial distress of strategic partners or other counterparties; changes to immigration, foreign trade, investments or other policies; inability to realize the full value of the Company’s intangible assets; changes in tax laws; tariffs or other trade restrictions; and other risks, uncertainties and factors set forth in the section entitled “Risk Factors” in the Company’s most recently available Annual Report on Form 10-K, as such risks, uncertainties and factors may be updated in the Company’s periodic filings with the Securities and Exchange Commission (“SEC”).Although the Company believes that these statements are based upon reasonable assumptions, it cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) the Company has correctly measured or identified all of the factors affecting its business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) the Company’s strategy, which is based in part on this analysis, will be successful. Except as required by law, the Company undertakes no obligation to update or revise forward-looking statements to reflect new information or events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company’s filings with the SEC (which are available from the SEC’s EDGAR database at www.sec.gov and via the Company’s website at www.seaworldinvestors.com).

CONTACT:

Investor Relations:

Matthew Stroud

Vice President, Investor Relations

855-797-8625

Investors@SeaWorld.com

Media:

Lindsay Walters

Vice President, Edelman

202-867-8014

Lindsay.Walters@Edelman.com

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	For the Three Months Ended June 30,		Change		For the Six Months Ended June 30,		Change
	2020	2019	$	%	2020	2019	$	%
Net revenues:
Admissions	$9,775	$227,828	$(218,053)	(95.7%)	$100,281	$356,741	$(256,460)	(71.9%)
Food, merchandise and other	8,251	178,164	(169,913)	(95.4%)	71,306	269,826	(198,520)	(73.6%)
Total revenues	18,026	405,992	(387,966)	(95.6%)	171,587	626,567	(454,980)	(72.6%)
Costs and expenses:
Cost of food, merchandise and other revenues	1,153	32,006	(30,853)	(96.4%)	14,257	49,219	(34,962)	(71.0%)
Operating expenses (exclusive of depreciation and amortization shown separately below)	59,049	170,398	(111,349)	(65.3%)	192,048	320,283	(128,235)	(40.0%)
Selling, general and administrative expenses	21,104	67,205	(46,101)	(68.6%)	48,058	109,969	(61,911)	(56.3%)
Severance and other separation costs (a)	9	66	(57)	(86.4%)	74	2,632	(2,558)	(97.2%)
Depreciation and amortization	37,941	40,053	(2,112)	(5.3%)	75,954	79,503	(3,549)	(4.5%)
Total costs and expenses	119,256	309,728	(190,472)	(61.5%)	330,391	561,606	(231,215)	(41.2%)
Operating (loss) income	(101,230)	96,264	(197,494)	NM	(158,804)	64,961	(223,765)	NM
Other income, net	(1)	(79)	78	98.7%	(13)	(52)	39	75.0%
Interest expense	21,908	21,803	105	0.5%	41,061	42,600	(1,539)	(3.6%)
(Loss) income before income taxes	(123,137)	74,540	(197,677)	NM	(199,852)	22,413	(222,265)	NM
Provision for (benefit from) income taxes	7,892	21,889	(13,997)	(63.9%)	(12,304)	6,782	(19,086)	NM
Net (loss) income	$(131,029)	$52,651	$(183,680)	NM	$(187,548)	$15,631	$(203,179)	NM
(Loss) earnings per share:
(Loss) earnings per share, basic	$(1.68)	$0.65			$(2.40)	$0.19
(Loss) earnings per share, diluted	$(1.68)	$0.64			$(2.40)	$0.19

Weighted average common shares outstanding:
Basic	78,093	81,520			78,153	82,432
Diluted (b)	78,093	82,167			78,153	83,216

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands)

	For the Three Months Ended June 30,		Change		For the Six Months Ended June 30,		Change		Last Twelve Months Ended June 30,
	2020	2019	$	%	2020	2019	$	%	2020
Net (loss) income	$(131,029)	$52,651	$(183,680)	NM	$(187,548)	$15,631	$(203,179)	NM	$(113,703)
Provision for (benefit from) income taxes	7,892	21,889	(13,997)	NM	(12,304)	6,782	(19,086)	NM	20,442
Interest expense	21,908	21,803	105	0.5%	41,061	42,600	(1,539)	(3.6%)	82,639
Depreciation and amortization	37,941	40,053	(2,112)	(5.3%)	75,954	79,503	(3,549)	(4.5%)	157,008
Equity-based compensation expense (c)	3,320	4,084	(764)	(18.7%)	(281)	7,282	(7,563)	(103.9%)	3,543
Loss on impairment or disposal of assets and certain non-cash expenses (d)	1,035	683	352	51.5%	1,420	792	628	79.3%	3,826
Business optimization, development and strategic initiative costs (e)	264	3,884	(3,620)	(93.2%)	2,299	8,992	(6,693)	(74.4%)	21,176
Certain transaction and investment costs and other taxes (f)	560	4,412	(3,852)	(87.3%)	662	4,462	(3,800)	(85.2%)	1,256
Other adjusting items (g)	4,271	215	4,056	NM	(5,954)	46	(6,000)	NM	29,954
Adjusted EBITDA (h)	$(53,838)	$149,674	$(203,512)	NM	$(84,691)	$166,090	$(250,781)	NM	$206,141
Items added back to Adjusted EBITDA, after cost savings, as defined in the Amended Credit Agreement:
Estimated cost savings (i)									4,500
Adjusted EBITDA, after cost savings (j)									$210,641

	For the Three Months Ended June 30,		Change		For the Six Months Ended June 30,		Change
	2020	2019	$	%	2020	2019	$	%
Net cash (used in) provided by operating activities	$(27,559)	$129,698	$(157,257)	NM	$(68,326)	$167,386	$(235,712)	NM
Capital expenditures	4,450	64,801	(60,351)	(93.1%)	53,699	112,738	(59,039)	(52.4%)
Free Cash Flow (k)	$(32,009)	$64,897	$(96,906)	NM	$(122,025)	$54,648	$(176,673)	NM

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED BALANCE SHEET DATA

(In thousands)

	As of June 30, 2020	As of December 31, 2019
Cash and cash equivalents	$375,683	$39,946
Total assets	$2,577,398	$2,300,518
Long-term debt, including current maturities:
Term B-5 Loans	$1,500,131	$1,507,883
Revolving Credit Facility	311,000	50,000
Senior Secured Notes	227,500	—
Total long-term debt, including current maturities	$2,038,631	$1,557,883
Total stockholders’ equity	$9,121	$210,892

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED CAPITAL EXPENDITURES DATA

(In thousands)

	For the Six Months Ended June 30,		Change
	2020	2019	#	%
Capital Expenditures:
Core (l)	$45,840	$100,271	$(54,431)	(54.3%)
Expansion/ROI projects (m)	7,859	12,467	(4,608)	(37.0%)
Capital expenditures, total	$53,699	$112,738	$(59,039)	(52.4%)

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED OTHER DATA

(In thousands, except per capita amounts)

	For the Three Months Ended June 30,		Change		For the Six Months Ended June 30,		Change
	2020	2019	#	%	2020	2019	#	%
Attendance	272	6,463	(6,191)	(95.8%)	2,591	9,802	(7,211)	(73.6%)
Total revenue per capita (n)	$66.27	$62.82	$3.45	5.5%	$66.22	$63.92	$2.30	3.6%

NM-Not meaningful.

(a) Reflects restructuring and other separation costs.  For the six months ended June 30, 2019 primarily relates to severance and other employment expenses for certain employees who were terminated during 2019.

(b)  During the three and six months ended June 30, 2020, the Company excluded potentially dilutive shares of approximately 2.3 million and 2.0 million, respectively, from the calculation of diluted loss per share as their effect would have been anti-dilutive due to the Company’s net loss in those periods. During the three and six months ended June 30, 2019, there were approximately 0.4 million and 0.3 million anti-dilutive shares of common stock excluded from the computation of diluted earnings per share, respectively.

(c) Reflects non-cash equity compensation expenses associated with the grants of equity compensation.  For the six and twelve months ended June 30, 2020, includes a reversal of equity compensation for certain performance vesting restricted units which are no longer considered probable of vesting.

(d) Reflects primarily non-cash expenses related to miscellaneous fixed asset disposals.  For the twelve months ended June 30, 2020, primarily reflects asset write-offs related to certain rides and equipment which were removed from service.

(e) For the six months ended June 30, 2020, reflects business optimization, development and other strategic initiative costs primarily related to $1.9 million of third party consulting costs.  For the three and six months ended June 30, 2019, reflects business optimization, development and other strategic initiative costs primarily related to: (i) $3.6 million and $5.9 million, respectively, of third party consulting costs and (ii) $0.1 million and $2.6 million, respectively, of severance and other employment costs associated with positions eliminated. For the twelve months ended June 30, 2020, reflects business optimization, development and other strategic initiative costs primarily related to $18.0 million of third party consulting costs and $1.6 million of severance and other employment costs.

(f) For the three and six months ended June 30, 2019, $4.3 million relates to expenses associated with a previously disclosed equity transaction.

(g) Reflects the impact of certain expenses, net of insurance recoveries and adjustments, which the Company is permitted to exclude under the credit agreement governing its Senior Secured Credit Facilities due to the unusual nature of the items.  For the three and six months ended June 30, 2020 includes approximately $3.9 million in incremental nonrecurring costs associated with the COVID-19 global pandemic.  For the six and twelve months ended June 30, 2020, includes $12.5 million of insurance proceeds related to a legal settlement gain as previously disclosed. For the twelve months ended June 30, 2020, also includes approximately $32.1 million related to a legal settlement charge, net of insurance recoveries, as previously disclosed.

(h) Adjusted EBITDA is defined as net income (loss) before income tax expense, interest expense, depreciation and amortization, as further adjusted to exclude certain non-cash, and other items permitted in calculating covenant compliance under the credit agreement governing the Company’s Senior Secured Credit Facilities.

(i) The Senior Secured Credit Facilities permits the Company’s calculation of certain covenants to be based on Adjusted EBITDA, as defined above, for the last twelve month period further adjusted for net annualized estimated savings the Company expects to realize over the following 18 month period related to certain specified actions, including restructurings and cost savings initiatives.  These estimated savings are calculated net of the amount of actual benefits realized during such period. These estimated savings are a non-GAAP Adjusted EBITDA add-back item only as defined in the Amended Credit Agreement and does not impact the Company’s reported GAAP net (loss) income.  The Amended Credit Agreement limits the amount of such estimated savings which may be reflected to 25% of Adjusted EBITDA, calculated for the last twelve months before the impact of these estimated cost savings.

(j) The Senior Secured Credit Facilities permits the Company’s calculation of certain covenants to be based on Adjusted EBITDA, as defined above, for the last twelve month period further adjusted for net annualized estimated savings as described in footnote (i) above.

(k) Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures. Management believes that Free Cash Flow is useful to investors, equity analysts and rating agencies as a liquidity measure. The Company uses Free Cash Flow to evaluate its ability to generate cash flow from business operations.  Free Cash Flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which are significant. Free Cash Flow is not defined by GAAP and should not be considered in isolation or as an alternative to net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP. Free Cash Flow as defined above may differ from similarly titled measures presented by other companies.

(l) Reflects capital expenditures during the respective period for park rides, attractions and maintenance activities.

(m)  Reflects capital expenditures during the respective period for park expansion, new properties, revenue and/or expense return on investment (“ROI”) projects.

(n) Calculated as total revenues divided by attendance.